Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into by and between SSA Global Technologies, Inc., a Delaware corporation (“Company”), and Michael Greenough (“Executive”), and sets forth the terms of Executive’s employment with the Company, as well as the parties’ understanding with respect to any future termination of that employment relationship.

RECITALS

A.  Executive is currently employed by the Company as its Chief Executive Officer and as the Chairman of its Board of Directors pursuant to the terms of that certain Employment Agreement, dated April 30, 2001 (“Prior Agreement”).

B.  The Prior Agreement obligates the Company to grant Executive certain options to purchase shares of the common stock of the Company (“Option Rights”) which grant has been deferred with the consent of Executive.

C.  The Company desires to amend and clarify the Option Rights in certain respects and to enter into this Agreement and Executive is willing to consent to enter into this Agreement.

AGREEMENT

1.  Prior Agreement.  Effective January 3, 2003 (“Effective Date”), the Prior Agreement is hereby amended and restated in its entirety in the form of this Agreement.

2.  Term.  The Term of this Agreement shall commence on the Effective Date and continue through and until December 31, 2006, unless terminated prior thereto in accordance with Section 5 of this Agreement.  Commencing January 1, 2007, and on each subsequent January 1, the Term shall be automatically extended through the end of the then current calendar year, unless either party provides written notice of intent not to renew to the other party on or before November 1 of the prior calendar year, subject to early termination in accordance with Section 5 of this Agreement. The term of this Agreement (“Term”) shall be the period referenced in the first sentence of this Section 2, along with any extension thereof pursuant to the second sentence of this Section 2.

3.  Position and Duties.  Executive shall continue to be employed by the Company as its President, Chief Executive Officer, and, to the extent permitted by applicable law, Chairman of the Board of Directors reporting directly to the Company’s Board of Directors (the “Board”). As its President and Chief Executive Officer, Executive shall have responsibility for the day to day operations of the Company and the development and implementation of it business plans and strategies and shall have such authority as is customarily attendant to such positions.

4.  Compensation.  Executive shall be compensated by the Company for his services as follows:

(a)  Base Salary.  Executive shall be paid a base salary of $500,000.00 annually, as such amount may be adjusted pursuant to this Section 4(a) (“Base Salary”), in accordance with the Company’s normal payroll procedures. Executive’s Base Salary shall be reviewed by the Board not less frequently than annually with a view to making such adjustments to the Base Salary as the Board may feel to be reasonable and appropriate, in its sole discretion, taking into consideration Executive’s performance and the financial performance of the Company, provided that no such adjustment shall be made which would reduce the Base Salary below $500,000 annually without Executive’s consent.

(b)  Bonus.  Executive shall be eligible to earn a bonus (“Annual Bonus”) with respect to each fiscal year of the Company provided that the applicable targets based on the financial performance of the Company or other performance goals in respect of such fiscal year, established from time to time by the Board, have been met.  The target amount of Executive’s Annual Bonus in respect of each fiscal year shall be fixed from time to time by the Board, in its sole discretion, but shall not be less than $500,000 nor exceed $800,000 in respect of any fiscal year (the “Target Bonus Amount”). The actual amount of any Annual Bonus payable to Executive with respect to a fiscal year shall be determined by the Board in its sole discretion. Such Annual Bonus shall be paid to the Executive in cash at such times as the Board may determine from time to time (e.g., quarterly or annually) and, in any event, all amounts due in respect of the Annual Bonus for a participation year will be paid no later than 30 calendar days after the Company’s receipt of audited financial statements in respect of such year. Except as provided in Section 5 herein, Executive shall not be eligible to receive an Annual Bonus unless Executive is an employee of the Company on the last day of the fiscal year to which such Annual Bonus relates; but Executive shall not be obligated to return any portion of an Annual Bonus once it has been paid.

(c)  Benefits.  Executive shall be eligible, on at least the same basis as other similarly situated members of senior management of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, in accordance with the terms of such plans as in effect from time to time. Executive shall be entitled, at a minimum, to receive all fringe benefits and executive perquisites made available to any member of the senior management of the Company. The benefits described in this Section 3(c) shall hereinafter be referred to as “Benefits”. During the term of the Agreement, Executive shall also be entitled to receive a housing allowance of up to Three Thousand Dollars ($3,000) per month or such other amount as shall be mutually agreeable to the parties.

(d)  Expense Reimbursement.  Executive shall be entitled to reimbursement from the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general reimbursement policy of the Company as in effect from time to time. Executive shall report all such reimbursable expenditures to the Company not less frequently than monthly accompanied by adequate records and other documentary evidence as required by the Company’s reimbursement policy, and federal or state tax statutes or regulations governing the substantiation of such expenditures.

(e)  Stock Options and Other Equity Rights.

(i)                                     Grant to Executive.  Not later than July 31, 2003, the Company shall grant Executive an option (the “Option”) to purchase 203,715 shares (“Option Shares”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) at an exercise price per share equal to $29.92 (the “Option Price”). Executive agrees to accept the grant described in this paragraph in full satisfaction of the Option Rights.

(ii)                                  Vesting.  (a) Fifty percent (50%) of the Option described in Section 4(e)(i) shall vest and become fully exercisable on the Effective Date. Fifty percent (50%) of the Option described in Section 4(e)(i) shall vest over a four (4) year period such that 1/48th of the Option shall vest and become exercisable on the last day of each calendar month commencing with the Effective Date and ending December 31, 2006. The foregoing notwithstanding, (A) the entire Option shall vest and become fully exercisable, in accordance with Section 5 below, upon the termination of Executive’s employment by the Company without Cause or by the Executive for Good Reason; and (B) the entire Option shall vest and become fully exercisable to the extent provided in Section 6 below upon the occurrence of a Change in Control as defined in Section 6. Notwithstanding any provision contained in this Agreement to the contrary, the Option shall expire and cease to be exercisable on the tenth (10th) anniversary of the date of grant if not terminated earlier in accordance with Section 5 herein.

(b)  For purposes of this Agreement the “Committee” shall be defined as it is defined in the 2003 Equity Incentive Plan, as amended from time to time (the “Plan”).

(iii)                               Options in General.  The Option shall be, except as otherwise provided by this Agreement, subject to the terms and conditions of the Plan and the terms and conditions of the stock option agreement attached hereto as Exhibit A (“Option Agreement”).  The Company hereby represents and warrants that the Plan has been duly adopted and approved by its Board and shareholders. Notwithstanding the foregoing, no amendment to the Plan or the Option Agreement shall impair the rights of Executive with respect to the Option without the prior consent of the Executive. Executive shall be required to execute the Option Agreement as a condition to receiving the Option. In the event of a conflict between the Option Agreement and this Agreement, the provisions of the Option Agreement shall govern. The Option shall not be an incentive stock option under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), but shall be a nonstatutory stock option.  Executive understands and acknowledges that the Option may not constitute an option granted by the Company pursuant to the exemption from registration pursuant to Rule 701 promulgated under the Securities Act of 1933, as amended, and, accordingly, may be subject to greater or additional restrictions on transfer of shares of stock acquired upon the exercise of the Option than options granted to employees or others pursuant to the Plan. Executive further understands and acknowledges that he shall have no anti-dilution or other rights to maintain any particular ownership interest in the Company.

(iv)                              Additional Options or Other Equity Rights.  The Option is being granted in full satisfaction of the Option Rights and any other rights that the Executive may have in respect of the equity securities of the Company. Executive may be granted additional options or other forms of equity rights under the terms of the Plan, (or any successor executive equity based compensation program adopted by the Company) as and when additional grants of options or rights are made to senior executives of the Company generally, in the sole discretion of the Board.

(f)  Registration Rights.  Executive shall have customary piggyback registration rights with respect to his Option Shares which rights shall entitle him to sell, on the same terms as Cerberus Capital Management, L.P. or any of its affiliated funds or managed accounts (“Cerberus”) or General Atlantic Partners 76, L.P. or any of its affiliated funds or managed accounts (“GA”) in any registration of shares of Common Stock for sale by Cerberus or GA, a number of Option Shares equal to (i) the total number of Option Shares owned by Executive, multiplied by (ii) the aggregate percentage of its shares proposed to be registered by Cerberus or GA in such registration. To the extent the number of shares included in a registration is subject to cutback, such cutbacks shall be made pro rata as between

Executive, on the one hand, and Cerberus or GA, on the other hand. To the extent Cerberus or GA participates in a registration of its shares pursuant to a registration rights agreement, Executive agrees to abide by the terms of such registration rights agreement as if he were a party thereto.

(g)  Withholding.  The Company shall have the right to deduct and withhold from any payments made to Executive hereunder any federal, state or local income, employment or other taxes required by law to be withheld by the Company with respect to such payment or any other payment or transfer made by the Company for the benefit of Executive.

5.  Termination of Employment.

(a)  Termination by the Executive Other than for Good Reason.  The Executive may terminate his employment during the Term upon ninety (90) days prior written notice to the Company for other than Good Reason (as defined below). In the event Executive terminates his employment with the Company other than for Good Reason (as defined below), Executive shall be entitled to and shall be subject to the following as applicable:

(i)                                     Payment of any accrued but unpaid Base Salary through the date of such termination, any unpaid Annual Bonus actually earned with respect to any prior fiscal year, and Benefits in accordance with the terms of the applicable plans; provided, that, all fringe benefits and perquisites shall terminate as of the date of termination, except as otherwise required by law;

(ii)                                  Payment in cash within ninety (90) days following the effective date of his termination of an amount equal to the lesser of (i) the Deferred Bonus Amount or (ii) the Alternative Amount.

(iii)                               The unvested portion of the Option held by Executive shall terminate immediately upon Executive’s termination of his employment other than for Good Reason, and Executive shall have until the earlier of (i) ninety (90) days following the effective date of his termination or (ii) the end of the Option term in which to exercise the portion of the Option that is vested through the effective date of his termination;

(iv)                              The Company shall have the right (‘‘Executive Termination Call”) at any time which is both after the date Executive’s employment terminates and the Maturity Date of the Option Shares which are the subject of such Executive Termination Call (“Purchase Date”) to purchase all, but not less than all, of the Option Shares owned by Executive which could be subject to such Call on the Exercise Date (as defined below). The price per share paid by the Company shall be equal to (a) in the event that his employment terminates prior to the fourth anniversary of the Effective Date, the Option Price, if any, paid by Executive for the Option Shares or (b) in the event that such employment terminates on or after the fourth anniversary of the Effective Date, the Fair Market Value Per Share of the Company’s common stock on the Exercise Date. The Company shall give Executive at least thirty (30) days advance written notice of each exercise of the Executive Termination Call and shall specify in such notice (a) the Purchase Date, which shall be not more than ninety (90) days following the date of such notice, and (b) if applicable, the date as of which the Fair Market Value Per Share of the Company’s common stock is to be determined for purposes of such Executive Termination Call (“Exercise Date”), provided that in no event may the Exercise Date be prior to the Maturity Date of the Option Shares subject to such Executive Termination Call.  Any Option Shares purchased by the Company in connection with the exercise of the Executive Termination Call may be paid for in cash or in immediately available funds by check or by wire transfer. The Company’s rights under this subparagraph (iv) shall terminate upon the effectiveness of an Initial Public Offering.

(v)                                 For purposes of this Section 5(a);

“Maturity Date” shall mean with respect to any Option Shares (i) the date which is six months and one day after the date the Option Shares are acquired pursuant to an exercise of the Option or (ii) to the extent the Option Shares are purchased with funds provided by the Company in the form of a loan to the Optionee which is not a recourse obligation of the Optionee, the date which is six months and one day after the date such loan is paid in full.

“Deferred Bonus Amount” means (1) $3 million, if Executive’s employment terminates on or before January 3, 2004, (2) $5 million, if Executive’s employment terminates after January 3, 2004 and on or before January 3, 2005, (3) $7 million, if Executive’s employment terminates after January 3, 2005 and on or before January 2, 2006, (4) $9 million, if Executive’s employment terminates after January 3, 2006 and on or before January 3, 2007, and (5) zero if Executive’s employment terminates after January 3, 2007.

“Alternative Amount” means as of any date an amount equal to the product of (i) the Fair Market Value Per Share of the Company’s common stock on such date and (ii) the number of shares of Common Stock representing five percent (5%) of the number of such shares then issued and outstanding as of such date, determined on a fully diluted basis and assuming that all securities issued by the Company which could be converted into shares of Common Stock have been so converted.

“Fair Market Value Per Share” means, in the event that shares of Common Stock are listed on an established national or regional stock exchange, are admitted to quotation on the National Association of Security Dealers Automated Quotation System, or are publicly traded on an established securities market, the closing price of the shares of Common Stock on such exchange or system or in such market (the highest such closing price if there is more than one such exchange or market on the relevant date) for the business day as of which such determination is being made. In the event that the shares are not listed, quoted or publicly traded or even if listed, quoted or publicly traded, the price cannot be determined, the Fair Market Value Per Share shall be determined by the Board, in its good faith business judgment.

(b)  Death or Disability.  Executive’s employment shall automatically terminate upon his death and such employment shall terminate at the Company’s election, in the event of his Disability (as defined below), unless otherwise prohibited by law. In the event of such a termination and contingent upon Executive’s execution of a release of all claims against the Company in a form acceptable to the Company, Executive or his legal representatives, as applicable, will be entitled to and subject to the following:

(i)                                     Payment of any accrued but unpaid Base Salary through the date of such termination, any unpaid Annual Bonus actually earned with respect to any prior fiscal year and Benefits in accordance with the terms of the applicable plan; provided, that, all fringe benefits and perquisites shall terminate as of the date of termination, except as otherwise required by law;

(ii)                                  A pro rata portion of his Target Bonus for the fiscal year in which such termination occurs (provided that the applicable performance targets as determined by the Board have been satisfied or, in the reasonable business judgment of the Board, based on available information as of the date of termination, are likely to be satisfied) determined by multiplying the applicable Target Bonus amount by a fraction the numerator of which is the number of days in the fiscal year prior to the date of termination and the denominator of which is 365, payable at such time described in Section 4(b) hereof. In the event Executive has already received a payment representing a portion of his Target Bonus for the fiscal year in which such termination occurs, such payment shall be treated as an advance payment and deducted from the amount calculated in accordance with this paragraph (but in no event shall be subject to repayment by Executive);

(iii)                               Continuation of the payment of his Base Salary in accordance with the payroll practices of the Company for three (3) full calendar months following his termination date;

(iv)                              The unvested portion of the Option held by the Executive shall terminate immediately and Executive (or his legal representatives, as applicable), shall have until the earlier of (i) one (1) year following the termination of employment or (ii) the end of the Option term to exercise the portion of the Option that is vested through the effective date of termination;

(v)                                 To the extent the Executive’s dependents (“Dependents”) are covered under any medical, prescription drug, or other health care plan of the Company at the time of such termination, such coverage shall continue, at no cost to the Executive and such Dependents, through the end of the calendar month which includes the first anniversary of such termination and the qualifying event for purposes of COBRA shall be deemed to be the first anniversary of such termination; and

(vi)                              Executive (or his legal representatives, as applicable) shall have the right (“Death or Disability Put”), by written notice to the Company given at any time which is within thirty (30) days after of the later of (a) the date of such termination of Executive’s employment or (b) the applicable Maturity Date (as defined in 5(a) above) of the Option Shares subject to such Death or Disability Put, to sell to the Company all, but not less than all, of the Option Shares owned by Executive (or his legal representative) which may be subject to such Death or Disability Put on the date such put is exercised by the giving of such written notice for a price per share equal to the Fair Market Value Per Share of the Company’s common stock (as defined in Section 5(a) hereof) on the date such Death or Disability Put is so exercised.

(vii)                           The Company shall have the right (“Death or Disability Call”) at any time which is both after the date Executive’s employment terminates due to death or Disability and the Maturity Date of the Option Shares which are the subject of such Death or Disability Call (“Purchase Date”) to purchase all, but not less than all, of the Option Shares owned by Executive which could be subject to such Call on the Exercise Date (as defined below). The price per share paid by the Company shall be equal to the Fair Market Value Per Share of the Company’s common stock on the Exercise Date.  The Company shall give Executive at least thirty (30) days advance written notice of each exercise of the Executive Death or Disability Call and shall specify in such notice (a) the Purchase Date, which shall be not more than ninety (90) days following the date of such notice, and (b) the date as of which the Fair Market Value Per Share of the Company’s common stock is to be determined for purposes of such Executive Termination Call (“Exercise Date”), provided that in no event may the Exercise Date be prior to the Maturity Date of the Option Shares subject to such Executive Termination Call.  Any Option Shares purchased by the Company in connection with the exercise of the Death or Disability Call may be paid for in cash or in immediately available funds by check or by wire transfer. The Company’s rights under this subparagraph (vii) shall terminate upon the effectiveness of an Initial Public Offering.

(viii)                        Any Option Shares purchased by the Company pursuant to subparagraphs (vi) or (vii) may be paid for in cash or in immediately available funds by check or by wire transfer.

(ix)                                For purposes of this Agreement, “Disability” means a determination by the Board of the Company in accordance with applicable law that, as a result of a physical or mental illness, the Executive is unable and has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 90 consecutive days or (ii) 180 days in any one (1) year period.

(c)  Termination for Cause.  The Company may terminate the Executive’s employment for Cause (as defined below) at any time. In such event, Executive shall only be entitled to and subject to the following as applicable:

(i)                                     Payment of any accrued but unpaid Base Salary through the date of his termination, any unpaid Annual Bonus actually earned with respect to the prior fiscal year and Benefits in accordance with the terms of the applicable plans; provided, that, all fringe benefits and perquisites shall terminate as of the date of termination, except as otherwise required by law;

(ii)                                  The unexercised portion of the Option (whether vested or unvested) held by Executive shall terminate immediately upon his termination for Cause; and

(iii)                               The Company shall have the right, but not the obligation, to purchase all Option Shares held by the Executive in accordance with the Executive Termination Call provision described in Section 5(a)(iv) above.

(iv)                              For purposes of this Agreement, a termination for “Cause” occurs if Executive is terminated by formal action of the Board taken at a meeting of which Executive is given notice and has the opportunity to attend or participate in, for any of the following reasons:

(I)                                    embezzlement, dishonesty, or fraud;

(II)                                conviction (or plea of nolo contendere) for a felony involving moral turpitude or that materially impairs Executive’s ability to perform his duties hereunder;

(III)                            improper and material disclosure or use of the Company’s confidential or proprietary information; or

(IV)                            Executive’s willful failure or refusal to follow the lawful and good faith direction of the Board, which, if curable, remains uncured following thirty (30) days’ written notice to Executive from the Board describing such failure or refusal.

(d)  Termination By the Company Other Than for Cause or By the Executive for Good Reason.  The Company may terminate Executive’s employment without Cause at any time without notice and Executive may terminate his employment for Good Reason upon thirty (30) days prior written notice to the Company as set forth herein. If Executive’s employment is terminated by the Company other than for Cause or by Executive for Good Reason, in addition to receiving all accrued Base Salary, any unpaid Annual Bonus actually earned and Benefits through the date of termination, and contingent upon Executive’s execution of a release of all claims against the Company in a form reasonably acceptable to the Company, Executive shall be entitled to and shall be subject to the following as applicable:

(i)                                     One (1) year Base Salary and an amount equal to the average of the Annual Bonuses earned by the Executive for the three (3) consecutive fiscal years preceding the termination of his employment (or such shorter period of time in the event Executive has not been employed by the Company for three (3) years), payable monthly in twelve (12) equal installments;

(ii)                                  A pro rata portion of his Target Bonus for the fiscal year in which such termination occurs (provided that the applicable performance targets as determined by the Board have been satisfied or, in the reasonable business judgment of the Board, based on available information as of the date of termination, are likely to be satisfied) determined by multiplying the applicable Target Bonus amount by a fraction the numerator of which is the number of days in the fiscal year prior to the date of termination and the denominator of which is 365 payable within sixty days of the end of the fiscal year.  In the event Executive has already received a payment representing a percentage of his Target Bonus for the fiscal year in which such termination occurs, such payment shall be treated as an advance payment and deducted from the amount calculated in accordance with this paragraph (but in no event shall be subject to repayment by the Executive);

(iii)                               Immediate vesting, deemed to occur on the day immediately prior to the date of such termination, of the unvested portion of the Option or other equity rights which he may be granted prior to such termination;

(iv)                              The right to exercise the Option at any time through the earlier of (i) the end the Option term or (ii) the first (1st) anniversary of the date of such termination;

(v)                                 To the extent Executive or his dependents are covered under any medical, prescription drug, or other health care plan of the Company at the time of such termination, such coverage shall continue, at no cost to such Executive or his dependents, through the end of the calendar month which includes the first anniversary of such termination and the qualifying event for purposes of COBRA shall be deemed to be the first anniversary of such termination;

(vi)                              Executive shall have the right (“Company Termination Put”), by written notice to the Company given at any time which is within thirty (30) days after the later of (i) the date of such termination of Executive’s employment or (ii) the applicable Maturity Date (as defined in 5(a) above) of the Option Shares subject to such Company Termination Put, to sell to the Company all, but not less than all, of the Option Shares owned by Executive (or his legal representative) which may be made subject to such Company Termination Put on the date such Put is exercised by the giving of such written notice for a price per share equal to the Fair Market Value Per Share of the Company’s common stock (as defined in Section 5 (a) hereof) on the date such Company Termination Put is so exercised.

(vii)                           The Company shall have the right (“Company Termination Call”) at any time which is both after the date Executive’s employment terminates pursuant to this Section 5(d) and the Maturity Date of the Option Shares which are the subject of such Company Termination Call (“Purchase Date”) to purchase all, but not less than all, of the Option Shares owned by Executive which could be subject to such Call on the Exercise Date (as defined below). The price per share paid by the Company shall be equal to the Fair Market Value Per Share of the Company’s common stock on the Exercise Date. The Company shall give Executive at least thirty (30) days advance written notice of each exercise of the Company Termination Call and shall specify in such notice (a) the Purchase Date, which shall be not more than ninety (90) days following the date of such notice, and (b) the date as of which the Fair Market Value Per Share of the Company’s common stock is to be determined for purposes of such Company Termination Call (“Exercise Date”), provided that in no event may the Exercise Date be prior to the Maturity Date of the Option Shares subject to such Company Termination Call.  Any Option Shares purchased by the Company in connection with the exercise of the Company Termination Call may be paid for in cash or in immediately available funds by check or by wire transfer. The Company’s rights under this subparagraph (vii) shall terminate upon the effectiveness of an Initial Public Offering.

(viii)                        For purposes of this Agreement, “Good Reason” means any of the following conditions (not consented to in advance by Executive or ratified subsequently by Executive), which condition(s) remain(s) in effect thirty (30) days after written notice to the Board from Executive of such conditions:

(I)                                    Any breach by the Company of this Agreement with respect to any material obligation to pay Executive compensation or Benefits, including the failure to pay the Target Bonus upon the achievement of the targets set by the Company, to the extent that the Company fails to cure such breach;

(II)                                Any material decrease in Executive’s Base Salary or minimum Target Bonus Amount fixed by the Board;

(III)                            Any material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change; or

(IV)                            The Company’s requirement that the Executive relocate the Executive’s office outside of either the Chicago, Illinois or Dallas, Texas metropolitan areas, without the Executive’s prior consent.

(e)  Expiration of Term.  Upon the expiration of the Term pursuant to Section 2 hereof, this Agreement shall terminate without further action by the Executive or the Company. Upon such expiration and the termination of Executive’s employment, Executive shall be entitled to and subject to the following:

(i)                                   Payment of any accrued but unpaid Base Salary through the date of termination, any unpaid Annual Bonus actually earned with respect to the prior fiscal year, and Benefits in accordance with the terms of the applicable plans, provided, that, all fringe benefits and perquisites shall terminate as of the date of termination, except as otherwise required by law;

(ii)                                  An amount equal to $100,000, payable in twelve (12) equal monthly installments, provided that Executive executes and does not revoke a release of all claims against the Company in a form acceptable to the Company. Such payments shall commence within thirty (30) days of the Company’s receipt of the Executive’s executed release of all claims;

(iii)                               The unvested portion of the Option held by Executive shall terminate immediately upon termination and Executive shall have until the earlier of (i) thirty (30) days following the effective date of his termination or (ii) the end of the Option term in which to exercise the portion of the Option that is vested through the effective date of his termination; and

(iv)                              The Company shall have the right (“Contract Termination Call”) at any time which is both after the date Executive’s employment terminates pursuant to this Section 5(e) and the Maturity Date of the Option Shares which are the subject of such Contract Termination Call (“Purchase Date”) to purchase all, but not less than all, of the Option Shares owned by Executive which could be subject to such Call on the Exercise Date (as defined below). The price per share paid by the Company shall be equal to the Fair Market Value Per Share of the Company’s common stock on the Exercise Date. The Company shall give Executive at least thirty (30) days advance written notice of each exercise of the Contract Termination Call and shall specify in such notice (a) the Purchase Date, which shall be not more than ninety (90) days following the date of such notice, and (b) the date as of which the Fair Market Value Per Share of the Company’s common stock is to be determined for purposes of such Contract Termination Call (“Exercise Date”), provided that in no event may the Exercise Date be prior to the Maturity Date of the Option Shares subject to such Contract Termination Call.  Any Option Shares purchased by the Company in connection with the exercise of the Contract Termination Call may be paid for in cash or in immediately available funds by check or by wire transfer. The Company’s rights under this subparagraph (iv) shall terminate upon the effectiveness of an Initial Public Offering.

(f)  No Mitigation.  The obligations of the Company to Executive which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation.

6.  Change in Control.

(a)  In the event of a “Change in Control” (as defined below), each then outstanding Option held by Executive and each other option, stock grant or other equity right granted to Executive after the Effective Date, provided that he is an employee of the Company or any affiliate of the Company at the time the Change in Control occurs, shall automatically vest and become exercisable in full immediately prior to the effective date of the Change in Control. However, the vesting of an outstanding option or other equity right held by Executive shall not be accelerated if and to the extent that (i) such option is assumed by the successor corporation (or parent thereof) in the Change in Control or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the excess of the Fair Market Value of the unvested option shares over their exercise price then existing at the time of the Change in Control and provides for subsequent payment of such amounts in accordance with the then existing vesting schedule applicable to such unvested option shares. Any option held by Executive which is neither assumed by the successor corporation (or parent thereof) in the Change in Control nor exercised prior to the Change in Control, provided that Executive was provided at least ten (10) days advance written notice of the pending Change in Control, shall terminate and cease to be outstanding effective upon the consummation of the Change in Control.

(b)  In the event of a termination other than for Cause of Executive’s employment upon or within 60 days prior to or 365 days following a Change in Control, then (i) each then outstanding Option held by Executive and each other option, stock grant, or other equity right granted to Executive after the Effective Date shall automatically vest and become exercisable in full effective as of the time of such termination of employment, and such option or other equity right shall remain exercisable until the earlier of fifth anniversary of the date of such termination or the expiration of the option term, except to the extent such options terminate earlier in accordance with paragraph (a) of this Section 6 and (ii) each cash incentive program pursuant to clause (ii) of paragraph (a) of this Section 6 above with respect to an unvested option held by Executive prior to the Change in Control shall be accelerated and become immediately payable in full upon such termination of employment other than for Cause.  Section 5 of this Agreement continues to govern Executive’s put right and the Company’s call right and the respect price of such rights in the event of a termination of employment, except to the extent inconsistent with this Section 6.

For purposes of this Agreement, a “Change in Control” shall mean (i) the approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company, (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the consummation of any transaction as a result of which any individual or entity (other than Cerberus, General Atlantic Partners 76, L.P. or any of their related entities or affiliates) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power of all voting securities of the Company then issued and outstanding; or (iv) the consummation of a merger, consolidation, reorganization or business combination, other than a merger, consolidation, reorganization or business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of the Company or the surviving entity immediately after such merger, consolidation, reorganization of business combination.

7.  Confidentiality.  Executive acknowledges that by virtue of his employment with the Company, he has or may be exposed to or has had or may have access to confidential information of the Company regarding its businesses (whether or not developed by Executive), including, but not limited to, algorithms, source code, system designs, data formats, customer lists or records, customer information, mark-ups, project materials, information regarding independent contractors, marketing techniques, supplier information, accounting methodology, Creations (as hereinafter defined) or other information which gives, or may give, the Company an advantage in the marketplace against its competitors (all of the foregoing are hereinafter referred to collectively as the “Proprietary Information” except for information which was in the public domain when acquired or developed by the Company, or which subsequently enters the public domain other than as a result of a breach of this or any other agreement or covenant). Executive further acknowledges that it would be possible for Executive, upon termination of his employment with the Company, to use the Proprietary Information to benefit other individuals or entities. Executive acknowledges that the Company has expended considerable time and resources in the development of the Proprietary Information and that the Proprietary Information has been disclosed to or learned by Executive solely in connection with Executive’s employment with the Company. Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of the Company, and, therefore, Executive agrees that during the term of his employment and after the termination thereof, for whatever reason, anywhere in the world, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, governmental entity or body, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of the Company or pursuant to a validly issued and enforceable court or administrative order. In the event that any court, administrative hearing officer or the like shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify the Company of the same and cooperate with the Company to obtain appropriate protective orders in respect thereof. Executive further agrees to execute such further agreements or understandings regarding his agreement not to misuse or disclose Proprietary Information or Creations (defined in Section 10 below) as the Company may reasonably request

8.  Non-Solicitation/Non-Competition.  Executive covenants and agrees that, while employed by the Company, and for a period of 12 months following the termination of his employment for any reason, he shall not:

(a)  directly or indirectly solicit for employment other than on behalf of the Company, offer employment to, or employ any person who was an employee of the Company within 6 months of such solicitation or offer;

(b)  without the written consent of the Board, directly or indirectly engage or assist any person engaging in, individually, or as an officer, director, employee, agent, consultant, owner, partner, manager, member, principal, or in any other capacity, or render any services to, a systems solutions provider, developer of enterprise resource planning software or any other entity or person who is engaged, directly or indirectly, in the promotion of software or related services which are deemed by the Company to be directly competitive with the software or related services offerings available from the Company, including, but not limited to, the development, production, distribution, sales, licensing, or marketing of software products (or the provision of related services) designed to run on IBM AS/400 or HP 9000 computer platforms or any successor platforms, or in an NT operating environment (“Competitive Business”); provided, however, that the ownership by Executive of not more than five percent (5%) of any class of equity security of any Competitive Business shall not be deemed a breach of this Section provided such securities are listed on a national securities exchange or quotation system or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Upon the written request of Executive, the Board will advise Executive whether or not a specific activity which Executive in contemplating would violate the foregoing restriction, provided that (I) such request is made prior to Executive engaging in such activity and (II) Executive provides the Board with such information as the Board determines is necessary to make such determination. The current and continuing effectiveness of any such determination shall be conditioned on all such information provided by Executive being complete and accurate in all material respects; or

(c)  in any manner solicit, induce, or attempt to induce, or assist others to solicit, induce or attempt to induce, any customer, supplier, contractor, or client associated with the Company at such time or, in the case of any customer, in the prior year, to terminate or materially and adversely alter its, his or her association with the Company, or in any other manner interfere with any agreement or contract between the Company and any such person.

9.  Return of Materials.  Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment, for whatever reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of all algorithms, source code, system designs, data formats, forms, records, notes, memoranda, price lists, supplier lists, brochures, project materials, sales materials, manuals, letterhead, business cards and other property belonging to the Company or any of its clients, as the case may be, created or obtained by Executive as a result of or in the course of or in connection with Executive’s employment regardless of whether such items constitute Proprietary Information, provided that Executive shall be under no obligation to return price lists and other non-technical materials acquired from third parties which are generally available to the public.  Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company.

10.  Creations and Other Matters.

(a)  Executive agrees that all materials, inventions, discoveries, improvements or the like which Executive, individually or with others, may originate, develop or reduce to practice while employed with the Company relating to the business or products of the Company, the Company’s actual or demonstrably anticipated research or development or any work performed by Executive for the Company (individually, a “Creation” and collectively, the “Creations”) shall, as between the Company and Executive, belong to and be the sole property of the Company. Executive hereby waives any and all “moral rights,” including, but not limited to, any right to identification of authorship, right of approval on modifications or limitation on subsequent modification, that Executive may have in respect of any Creation. Executive further agrees, without further consideration, to promptly disclose each such Creation to the Company and to such other individuals as the Company may direct. Executive further agrees to execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in the Company or any client of the Company, as appropriate, full title to each such Creation and as may be reasonably necessary or convenient to obtain United States and foreign patents or copyrights thereon to the extent the Company or any client of the Company, as appropriate, may choose.  Executive further agrees to testify in any legal or administrative proceeding relative to any such Creation whenever requested to do so by the Company, provided that the Company agrees to reimburse Executive for any reasonable expenses incurred in providing such testimony.

(b)  The foregoing covenant shall not apply to any Creation for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the Creation relates to (A) the business of the Company or (B) any actual or reasonably anticipated research or development of the Company or (ii) the Creation results from any work performed by Executive for the Company.

11.  Remedies.  Executive acknowledges that in the event that his employment with the Company terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions and that his ability to earn a livelihood without violating such restrictions is a material condition to his employment with the Company. Executive acknowledges that compliance with the covenants set forth in Sections 7 through 10 hereof is necessary to protect the business, goodwill and Proprietary Information of the Company and its clients and that a breach of these restrictions will irreparably and continually damage the Company or its clients for which money damages may not be adequate. Consequently, Executive agrees that, in the event that he breaches or threatens to breach any of these covenants, the Company shall be entitled to a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm. In addition, without limiting the Company’s remedies for any breach of any restriction on the Executive set forth in Sections 7 through 10 hereof, except as required by law, the obligation of the Company to pay any amounts payable to the Executive under Section 5 of this Agreement is contingent upon the Executive’s acting in accordance with the covenants of Sections 7 through 10. Nothing in this agreement, however, shall be construed to prohibit the Company from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative.  The parties expressly agree that the Company may, in its sole discretion, choose to enforce the covenants in Sections 7 through 10 hereof in part of to enforce any of said covenants to a lesser extent than that set forth herein.

12.  Survival.  Notwithstanding any other provision of this Agreement, the Executive’s obligations in Sections 7 through 10 (to the extent provided therein) shall survive the termination of this Agreement.

13.  Revision.  The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

14.  Confidentiality.  Executive agrees that he will not disclose the terms of this Agreement to anyone other than his spouse and legal counsel, except as such disclosure may be required for legal, accounting or tax advice and reporting purposes.

15.  Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Chicago, Illinois in accordance with the AAA’s National Rules for the Resolution of Employment Disputes. Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute; provided, however, that this arbitration provision shall not apply to claims by the Company seeking injunctive or other equitable relief. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.

16.  Assistance in Litigation.  Executive shall, during and after termination of his employment, upon reasonable notice, furnish such truthful information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its officers, directors or affiliated entities is, or may become a party. If such assistance is required after the termination of Executive’s employment, then the Company shall reimburse Executive for his reasonable and necessary expenses incurred at the request of the Company upon submission of appropriate supporting documents plus a per diem consulting fee equal to his daily pro-rata Base Salary.

17.  Interpretation.  Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois.

18.  Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

19.  Notice.  Any notice provided for in this Agreement shall be in writing and shall be deemed given on the date it is delivered in person or sent by facsimile, or mailed (by certified mail, return receipt requested) or sent via overnight delivery to the other party and addressed, in the case of the Company, to:

SSA Global Technologies, Inc.
500 West Madison Street
Chicago, Illinois 60661
Facsimile: (312) 474-7451
Attn: General Counsel

With copies to:

Cerberus Capital Management, L.P.
450 Park Avenue
New York, New York 10022
Facsimile: (212) 891-1540
Attn: Mark Neporent

And

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Facsimile: (212) 593-5955
Attn: Robert B. Loper, Esq.

and in the case of Executive to:

Michael Greenough
711 Pintail Court
Granbury, Texas 76049
Facsimile: (312) 474-7451

With a copy to:

Michael H. Woolever
Foley & Lardner
321 North Clark Street
Suite 2800
Chicago, Illinois 60610
Facsimile: (312) 832-4700

Either party may designate a different address by giving written notice of a change of address in the manner provided above.

20.  Validity.  If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby. Each term and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law and any invalid, illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

21.  Entire Agreement.  This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment, except for any stock, stock option or other equity rights agreement, executed in conjunction with or subsequent to this Agreement, between Executive and the Company under the Company’s 2003 Equity Incentive Plan, as amended and in effect from time to time or any successor plan. This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by the Company and entitlement to stock, stock options or equity rights in the Company, including, but not limited to, the Prior Agreement and the Option Rights. In entering into this agreement, Executive has consulted with independent legal counsel and has not relied upon any representation not set forth herein.

22.  Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.

23.  Indemnification. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which Executive may become subject or liable or which may be incurred by or assessed against Executive, relating to or arising out of his employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that Executive’s liability with respect to such Indemnified Claim resulted from Executive’s willful misconduct or gross negligence. The Company’s obligations under this section shall be in addition to any other right, remedy or indemnification which Executive may have or be entitled to at common law or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

SSA Global Technologies, Inc.

Date:	By:	/s/ Kirk J. Isaacson

KIRK J. ISAACSON
	Its:	EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL

Date:		/s/ Michael Greenough
Michael Greenough

Solely with respect to Section 4(f) Cerberus Capital Management, L.P.

	By:	/s/ Mark A. Neporant

Its:

General Atlantic Partners 76, L.P

	By:	/s/ William Ford

Its